UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Insured Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

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On June 5, 2009, Insured Municipal Income Fund Inc. (the “Fund”) made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card with respect to the Annual Meeting of Shareholders of the Fund to be held on August 12, 2009. The following additional proxy solicitation materials are expected to be mailed to shareholders on July 24, 2009.

Insured Municipal Income Fund Inc.
51 West 52nd Street
New York, New York 10019-6114
July 24, 2009

Dear Shareholder:

On August 12 we will hold our annual stockholders meeting. With that date fast approaching, it is important that you understand certain facts about the proxy contest started by Phillip Goldstein and his Bulldog nominees.

The future of your investment is at stake.

DON’T LET BULLDOG TAKE CONTROL OF YOUR FUND!

In his recent letter to shareholders, Mr. Goldstein points out that the “only issue in this election is one of credibility!” We couldn’t agree more! As you consider your decision on which nominees to support, we think it is important that you be made aware of Mr. Goldstein’s past acts.

•	Phillip Goldstein has not acted in the best interest of Fund shareholders. Last year, shareholders who sent their proxies to Mr. Goldstein were not represented at the Fund’s annual meeting. Mr. Goldstein intentionally chose not to attend the meeting or submit the proxies that he had solicited from shareholders. This had the result of preventing a quorum from being present at the meeting, thus preventing the election of directors from occurring. Subsequently, Bulldog, joined by several other “activist” investors, brought a lawsuit petitioning a Maryland court to dissolve the Fund based on the grounds that the election had not taken place! After subjecting the Fund to legal fees and other costs that could have been avoided (which would have resulted in higher Fund performance), Bulldog then reversed course and withdrew the lawsuit. Had the Fund liquidated on October 23, 2008, the day on which Bulldog filed its complaint, holders of the Fund’s common stock would have been denied the opportunity to receive the 19.4% market price increase and an additional $0.49 in dividends per share paid from that date through June 30, 2009.

•	Phillip Goldstein and his hand-selected nominees have personally benefited from taking control of other funds, while their shareholders have suffered. Mr. Goldstein and his hand-selected nominees (Messrs. Dakos, Das, Goodstein and Hellerman) all serve as Board members of The Mexico Equity & Income Fund (ticker symbol = MXE), for which each receives an annual retainer of $20,000 according to SEC filings. Mr. Goldstein, in his 1999 proxy statement proposing his election to the MXE Board, stated that his “number one priority” would be to “promptly eliminate” the discount. While Mr. Goldstein, who is Chairman of MXE, criticizes the 7.1% discount at which your Fund trades (as of 7/17/09), his candidates have proven unable to implement a plan to address the persistent discount of MXE over the long-term. At the end of November 2001, when Mr. Goldstein’s nominees took over the MXE Board, that fund was trading at a discount of 8%. Since that time, MXE has traded at an average month-end premium/discount of -9.9% and currently trades at a discount of 17.6%! While this is not surprising given that discounts are based on market factors and are not easily susceptible to reduction over the long term, you should not be fooled into thinking that Mr. Goldstein and his candidates will have any more success in reducing the discount than the Fund’s current Board.

•	Phillip Goldstein and one of his nominees have violated securities laws. On October 17, 2007, the Acting Director of the Massachusetts Securities Division found that Full Value Partners L.P., Bulldog Investors General Partnership and nominees Phillip Goldstein and Andrew Dakos violated Massachusetts securities laws by making an unlawful offer of securities. The Acting Director ordered a cease-and-desist order against Full Value Partners L.P., Bulldog Investors General Partnership and nominees Phillip Goldstein and Andrew Dakos and imposed a $25,000 administrative fine.

•	Phillip Goldstein does not understand the structure of the Fund. Mr. Goldstein has stated that his nominees will consider “merging the Fund into an open-end fund which is redeemable daily at NAV.” While on its face, Mr. Goldstein’s rhetoric may sound advantageous to shareholders , Mr. Goldstein fails to understand that the Fund is a leveraged fund. Open-end funds cannot be leveraged like the Fund, and if the Fund were to merge into an open-end fund, it would lose the advantage of leverage that has allowed common shareholders to enjoy dividends they have since 1993. Lipper data also indicates that insured municipal closed-end funds that are leveraged have historically had a higher yield than insured municipal open-end funds.

•	Bulldog has a history of “greenmailing” fund families and public companies. In late 2006, after launching a proxy contest at Seligman Quality Municipal Fund, Bulldog abruptly withdrew its challenge. Multiple public sources have alleged that the reason for this was that Bulldog entered into a n undisclosed agreement to sell its shares to an affiliate of the Seligman fund at a price higher than the then current market price, realizing a premium that was not available to public shareholders of the Seligman fund. In exchange, Bulldog is alleged to have agreed not to acquire shares in the Seligman fund, participate in any litigation or regulatory proceeding against Seligman, participate in any solicitation of proxies relating to Seligman, or act to control or influence Seligman or its management for a period of 25 years. Another example is Wilshire Enterprises, Inc., which entered into an agreement with Bulldog in April 2009 to settle its pending proxy contest. Under the settlement, Bulldog obtained the right to tender its shares to the company and received a cash payment. Don’t believe Phillip Goldstein when he says he is acting in your interests - his history clearly indicates that he and Bulldog will do what’s best for them, even if contrary to your interests.

In light of these facts, ask yourself: do you want Goldstein and his hand-picked nominees “protecting” your investment and “overseeing” your Fund?

Do not sign any proxy you may receive from Mr. Goldstein or Bulldog. Instead, sign and date the WHITE proxy enclosed with this letter and retu rn it in the envelope provided. Even if you have previously signed a Bulldog proxy, you should sign, date and return the enclosed WHITE proxy; you have the right to change your vote and only the latest dated proxy counts.

If you have any questions about voting your shares or about our campaign, please call our proxy solicitation firm, Georgeson Inc. toll-free at 1-877-278-9670.

We thank you for your continued support.

Sincerely,

The Directors of Insured Municipal Income Fund Inc.